SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the
                    Securities Exchange Act of 1934

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                              -----
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-----   Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))

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  X     Definitive Additional Materials
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-----   Soliciting Material Pursuant to Section 240.14a-11(c) or
        Section 240.14a-12

                             CONRAIL INC.
           (Name of Registrant as Specified in its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                            [Letterhead of]

                                CONRAIL





December 2, 1996


Dear fellow Conrail Employees and recent Retirees:

I am writing to ask that you cast your votes in support of our proposed merger with CSX. We have recently mailed our proxy materials for the upcoming Special Meeting of Shareholders, which is scheduled for December 23, 1996. The purpose of that meeting is to have shareholders vote on a proposal to opt-out of certain provisions of a Pennsylvania statute in order to facilitate our merger with CSX (the Proposal). You should read these proxy materials carefully.

Your vote in favor of the Proposal is critical to enabling the company to successfully complete its merger with CSX, a transaction that your Board of Directors has unanimously approved and one that we believe is in the best interests of all Conrail employees. We have structured this transaction to ensure that the new company will be our new company -- one in which we have a strong and equal voice. That is why it is so important that a combined Conrail-CSX be headquartered in Philadelphia, have a new, neutral name, and be under the direction of a Board composed of both Conrail and CSX directors.

And because this is a merger we chose to pursue, as opposed to a takeover, we were able to negotiate with our employees in mind. As I have mentioned in the past, I am proud of the fact that our merger agreement with CSX reflects the fact that, at each stage of this transaction, we have considered and worked hard to protect your interests.

You have also received, and will continue to receive, communications from Norfolk Southern asking that you vote against the Proposal. Norfolk Southern's only motivation in soliciting your proxy is to stop Conrail and CSX from completing their merger, without regard for Conrail or our employees. I ask that you NOT complete the Gold proxy for Norfolk Southern.

I urge you to use the White proxy card (and Green Trustee instruction card for holders of ESOP Stock) to VOTE IN FAVOR of the Proposal to allow the company to amend its Articles of Incorporation to opt-out of the Pennsylvania statute. The proxy materials you will receive also include a proposal that would permit the company to adjourn the Special Meeting if sufficient proxies to approve the opt-out proposal are not received, and I ask you to vote in favor of this proposal, as well.

If you are an ESOP participant, the importance of your vote is magnified, as your vote will also be reflected in the vote of the ESOP shares that have not yet been allocated to individual participants' accounts and the vote of the shares in the Conrail Employee Benefits Trust. Both of these


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trusts were established by the Company for your benefit, and the vote of the shares held by those trusts should reflect your views as a Conrail employee and Conrail shareholder.

Thank you.  I appreciate your continued support.


/s/ David M. LeVan
------------------
David M. LeVan